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                             JOINT DEVELOPMENT AGREEMENT


     This Agreement effective this 15 day of May, 1998, between Food Ex, Inc. with an address of 1241 Hawk's Flight Court, El Dorado Hills, California 95762 (herein called "Food Ex") and Kellogg Company, including its affiliates and subsidiaries, with an address of W.K. Kellogg Institute for Food and Nutrition Research, 2 Hamblin Avenue East, P.O. 3232, Battle Creek, Michigan 49016-3232 ("Kellogg").

     WHEREAS, Kellogg and Food Ex are interested in working together to clinically study the possibility that incorporating certain of Food Ex Inc.'s Rice X ingredients into certain of Kellogg's products may reduce the health risks associated with diabetes and heart disease; and

     WHEREAS, the parties have exchanged information pursuant to the Confidentiality Agreement and now wish to enter into a Joint Development Agreement setting forth the rights and obligations of each party hereunder;

     NOW, THEREFORE, considering the following premises and in consideration of the mutual benefits to be derived by both parties, it is agreed as follows:

1. PROJECT: Food Ex and Kellogg shall exchange information and work together on the development of certain Kellogg food product(s) incorporating Rice X ingredients. Kellogg may designate the Kellogg product(s) into which the Rice X ingredients shall be incorporated so long as such products are within Kellogg's "Field". For purposes of this Agreement, Kellogg's Field shall be defined as [* * *] Kellogg will also select, with Food Ex input, which Rice X ingredients to incorporate into the Kellogg product)(s) permitted by this Agreement. Kellogg and Food Ex shall then work together to formulate and conduct clinical research studies to determine whether there is a significant beneficial effect on heart disease and diabetes from incorporating Rice X ingredients into certain Kellogg food products ("Project"). The parties will jointly determine how, where , and whether or not the study results will be published. The parties will also jointly agree on how, where, and whether or not to launch a public awareness campaign on the findings of the clinical studies ("Findings Statements"). If such a campaign is launched, consumer awareness will be measured by a mutually acceptable independent research organization.

2. LOCATION OF WORK: Most of the work on the Project shall be performed at third party research centers jointly determined by the parties. Kellogg personnel designated to work on the Project shall be Michael McBurney, Principal Nutrition Scientist, and Food Ex personnel designated to work on the Project shall be Gary A. Miller, Vice President, Science and Technology. Food Ex and Kellogg agree to make their facilities available to Kellogg and Food Ex personnel (including copackers) as reasonably necessary under the Agreement.

*** Portions of this exhibit have been redacted pursuant to a confidential treatment request.


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3.   TERM:  This Agreement shall be for a [* * *] term beginning on the effective date hereof and as may be extended by the parties, unless earlier terminated as provided herein. Upon favorable completion of the Project and achievement of acceptable consumer awareness of related benefit claims, Kellogg will conduct an in-home use test, such as BASIS II. Acceptable in-home use data are critical for Kellogg to consider launching new or reformulated products. In consideration for Kellogg participation in this alliance, Kellogg will have [* * *] to commercialize products with Findings Statements within Kellogg's Field commencing upon achievement acceptable in home consumer awareness. Kellogg shall also retain an unlimited non-exclusive right at all times to commercialize all products without Finding Statements. Kellogg shall also have the first option to negotiate extending the period of exclusivity.

4. FUNDING: Kellogg shall advance funding for the clinical research studies mutually agreed between Kellogg and Food Ex. The research costs shall [* * *]. If such financing does not take place prior to termination of this Agreement, Food Ex will repay Kellogg for one half of the Research Costs expended as of the time of termination with 30 days of termination.

5. GUARANTEE: While this Agreement is in force, both parties shall consult with each other on this Project as is mutually agreed to from time to time, in a professional manner, and in accord with applicable industry standards.

6. CONFIDENTIALITY: Food Ex and Kellogg each agree that its employees and agents shall not (without first obtaining the prior written consent in each instance of the other party) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the other party or acquired or developed in the course of this Agreement, including by way of example only, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how, the existence of this Agreement and technical information of any kind whatsoever unless specifically promoted by this Agreement or until such information has been publicly disclosed by authorized officials of both companies. Both parties agree that prior to assigning any employee or any other agent to work on projects received from the other pursuant to this Agreement, such employee or agent shall be required to execute Exhibit A which is attached hereto and by reference made a part hereof. Each party shall retain such Exhibit A agreements, forward a copy to the other and each shall have the right to audit the other for such agreements upon reasonable notice to the other.

7. INVENTIONS, DEVELOPMENTS, AND IMPROVEMENTS: Kellogg and Food Ex shall also jointly determine how, where, and whether or not the results are published. Any inventions, developments, improvements, art, ideas, art form, or the like, including, but not limited to clinical data and application thereof ("Intellectual

*** Portions of this exhibit have been redacted pursuant to a confidential treatment request.

Property") which is conceived, reduced to practice, discovered, invented, and/or developed during the term of this Agreement resulting solely from the efforts of Food Ex shall be owned by Food Ex. Intellectual Property which is conceived, reduced to practice, discovered, invented and/or developed during the term of this Agreement resulting from the sole efforts of Kellogg shall be owned by Kellogg. Intellectual Property resulting from the joint efforts of at least one Food Ex employee and one Kellogg employee shall be jointly owned. Kellogg and Food Ex agree that Kellogg has a first right to license any Food Ex owned or Food Ex's co-ownership interest in jointly owned intellectual Property developed under this Agreement in Kellogg's Field. The license shall be perpetual, royalty free, and worldwide and shall include the right to sublicense for the purpose of manufacturing any products in Kellogg's Field to third parties. Food Ex also agrees that it will take no action which would prevent Kellogg from manufacturing, developing, or marketing any products within Kellogg's Field.

8. INDEMNIFICATION: Each party agrees to indemnify, hold and save harmless the other, including its foreign and domestic subsidiaries and affiliates, its successors, assigns, customers, and users of its products from and against any and all claims, liens, demands, damages, liability, actions, causes of action, losses, judgments, costs and expenses of every nature (including investigation costs and expenses, settlement costs, and attorney's fees and expenses incident thereto) sustained by or asserted against that party arising out of, resulting from, or attributable to the negligence, error or omission of the party's employees or agents.

9. SUPPLY: It is Kellogg's intention to purchase Rice X materials for products hereunder provided the parties reach mutual agreement on the price of such products.

10. ENTIRE AGREEMENT: Except for the Nondisclosure Agreement, with respect to Food Ex technical information disclosed to Kellogg, this Agreement supersedes and cancels all prior negotiations, writings and commitments, and understandings, if any, between Kellogg and Food Ex and contains the entire Agreement between the parties hereto with respect to the subject matter hereof and may not be modified except in writing signed by Food Ex and by a duly authorized officer of Kellogg.

11. APPLICABLE LAW: This Agreement shall be construed and the legal relations between the parties hereto shall be determined under the laws of the state of Michigan.

12. SEVERABILITY: If any of the provisions of this Agreement shall be held to be illegal or unenforceable, the legality and enforceability of the remaining provisions shall not be impaired.

13. ASSIGNMENT: This Agreement cannot be assigned in whole or in part by Food Ex or Kellogg without the prior consent of the other party.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


          FOOD EX INC.                  KELLOGG COMPANY



By:    /s/ Karen D. Berriman       By:
       -----------------------          -------------------------

Title: Chief Financial Officer     Title:
       -----------------------           -------------------------

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

                                     EXHIBIT A


                        ACKNOWLEDEMENT AND SECRECY AGREEMENT


I agree that I will not make any commercial or other use of and shall hold in confidence all proprietary information conveyed to, acquired or learned by me from Kellogg Company ("Kellogg") or on Kellogg's premises and shall not disclose such information or the interest of Kellogg therein to third persons until such information or Kellogg's interest therein becomes known or available to the public through no fault of mine; provided there shall be no responsibility to hold in confidence written information previously known to me or lawfully acquired other than from Kellogg.


Date:
     ----------------------------


Witness:                                By:
          -----------------------            ---------------------------


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